EXHIBIT 99.4

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT, dated as of December 9, 2009 (this “Agreement”), is entered into by and among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a Bermuda company (the “Company”), MEDIA PRO MANAGEMENT S.A., a joint stock company organized under the laws of Romania (“Media Pro Management”), and MEDIA PRO B.V., a company organized under the laws of the Netherlands (“MP BV,” and together with Media Pro Management, the “Subscribers”).  The Company, Media Pro Management and MP BV are referred to collectively herein as the “Parties.”  Each capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Framework Agreement, dated July 27, 2009 among Media Pro Management, MP BV, CME Romania B.V., a company organized under the laws of the Netherlands ("CME Romania"), CME Production B.V., a company organized under the laws of the Netherlands ("CME Production"), and Adrian Sarbu.

RECITALS:

WHEREAS, CME Romania, CME Production, Adrian Sarbu and the Subscribers have entered into the Framework Agreement pursuant to which CME Production has agreed to purchase, and the Subscribers have agreed to sell, subject to the terms and conditions therein, the Sale Securities  for consideration consisting of (i) the Cash Consideration; (ii) the Consideration Shares; (iii) the Warrant; and (iv) the Dutch and Romanian Shares (each as such term is defined in the Framework Agreement); and

WHEREAS, the Company and the Subscribers are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1. CONSIDERATION SHARES AND WARRANT ISSUANCE; CLOSING

Subject to the terms and conditions set forth herein and in the Framework Agreement, the Company hereby agrees to issue to the Subscribers the Consideration Shares and the Warrant in partial consideration for the Sale Securities, with 1,600,000 shares of Class A common stock of the Company and a Warrant to purchase 600,000 shares of Class A common stock of the Company to be issued to Media Pro Management and 600,000 shares of Class A common stock of the Company and a Warrant to purchase 250,000 shares of Class A common stock of the Company to be issued to MP BV.  The closing of the issuance of the Consideration Shares and the Warrants will take place on the date and at the place set forth in the Framework Agreement.  Delivery of the Consideration Shares and the Warrants by the Company pursuant to this Agreement shall constitute full performance by CME Romania of its obligations to cause the delivery of the Consideration Shares and the Warrants.

2. REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION

The Subscribers hereby jointly and severally represent and warrant to the Company that:

a) Accredited Investor.

The Subscribers: (i) are experienced, knowledgeable and skillful in evaluating and in making investments of the kind contemplated by this Agreement; (ii) are able, by reason of business and financial experience, to protect their own interests in connection with the transactions contemplated by this Agreement; (iii) are able to afford the entire loss of their investment in the Consideration Shares and the Warrants and have adequate means for providing for their current needs and contingencies; (iv) have no need for liquidity with respect to the Consideration Shares and the Warrants; (v) are “accredited investors” as that term is defined in Rule 501(a) of Regulation D under the Securities Act; and (vi) are not broker-dealers or affiliates of broker-dealers registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended.

b) No Public Distribution.

The Subscribers are acquiring the Consideration Shares and the Warrants for their own account, for investment purposes only, and not with a view to, or for resale in connection with, the public sale or distribution thereof.  The Subscribers have not been organized for the purpose of investing in securities of the Company, although such investment is consistent with their purposes.

c) No Registration; Restriction on Shares.

The Subscribers understand that they may not sell, offer for sale, assign or otherwise transfer the Consideration Shares or the Warrants other than pursuant to an effective registration statement under the Securities Act or in accordance with the restrictions imposed on the transfer of the Consideration Shares and the Warrants, including, without limitation, the restrictions contained herein.

d) Accuracy of Subscribers’ Representations and Warranties.

The Subscribers understand that the Consideration Shares and the Warrants are being offered and sold to them in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truth and accuracy of the Subscribers’ representations and warranties contained herein and in the Framework Agreement and the Warrants and any ancillary documents thereto, as applicable, and the Subscribers’ compliance therewith and any ancillary documents thereto, in order to determine the availability of such exemptions and the eligibility of the Subscribers to acquire the Consideration Shares and the Warrants.

e) Financial Information.

The Subscribers: (i) have been provided with and have reviewed all requested information concerning the business of the Company, including, without limitation, the Company’s audited financial statements for the fiscal year ended December 31, 2008, the Company’s unaudited financial statements for the six months ended June 30, 2009, and any periodic report filed by the Company with the SEC since June 30, 2009 and (ii) have been given the opportunity to conduct a due diligence review of the Company concerning the terms and conditions of all matters pertaining to an investment in the Consideration Shares and the Warrants and have had all requested access to the management of the Company and the opportunity to ask questions of the management of the Company.

f) Capacity and Authority.

The Subscribers have the requisite capacity and authority to execute, deliver and perform this Agreement, the Framework Agreement, the Warrants and any and all ancillary documents thereto and to consummate the transactions contemplated thereby.

g) Due Execution.

This Agreement, when executed and delivered by each of the Parties will be a valid and binding agreement of the Subscribers, enforceable against each Subscriber in accordance with its terms, except to the extent that enforcement of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

h) Brokers.

The Subscribers have not employed, engaged or retained, or otherwise incurred any liability to, any person as a broker, finder, agent or other intermediary in connection with the transactions contemplated herein.

i) No General Solicitation.

The Subscribers have not learned of the investment in the Consideration Shares and the Warrants as a result of any public advertising or general solicitation.

j) Residency.

The Subscribers have their principal places of business in the jurisdictions set forth below each Subscriber’s name on the signature page hereto.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Subscribers that:

a) Organization and Good Standing.

The Company is a company duly organized, validly existing and in good standing under the laws of Bermuda.

b) Due Execution.

This Agreement, when executed and delivered by each of the Parties will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

c) Issuance of the Consideration Shares and the Warrants.

The Consideration Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and non-assessable.  Each Warrant has been duly authorized by the Company and, when executed and delivered by the Company will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

d) Limitations on Representations and Warranties.

EXCEPT AS SET FORTH IN THIS SECTION 3, (A) NONE OF THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE SUBSCRIBERS, THEIR AFFILIATES, THEIR REPRESENTATIVES OR ANY OTHER PERSON, IN RESPECT OF THE COMPANY OR THE CONSIDERATION SHARES OR THE WARRANTS AND (B) THE COMPANY HEREBY EXPRESSLY DISCLAIMS ALL LIABILITIES AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY NOT INCLUDED IN THIS SECTION 3, AS WELL AS FOR ANY STATEMENT OR INFORMATION THAT WAS MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SUBSCRIBERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SUBSCRIBERS BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR AN AFFILIATE THEREOF), AND NONE OF THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION IN CONNECTION THEREWITH.

4. CERTAIN COVENANTS AND ACKNOWLEDGMENTS

a) Transfer Restrictions.

Except as provided in this Section 4, the Subscribers acknowledge that none of the Consideration Shares or the Warrants or the shares of Common Stock issuable upon exercise of the Warrant (“Warrant Shares”) has been, or is being, registered under the Securities Act, and such Consideration Shares, Warrants and Warrant Shares may not be sold, transferred or assigned (but may be pledged pursuant to a bona-fide non-transferable pledge to an unaffiliated third-party that is notified to the Company in advance) unless subsequently registered thereunder or pursuant to an exemption from registration specified in an opinion of counsel satisfactory to the Company; provided that the Subscribers may transfer the Consideration Shares, the Warrants and the Warrant Shares to an affiliate (as such term is defined under the Securities Act) with the prior written consent of the Company.  More specifically, the Subscribers agree for a period of twelve (12) months from the Closing Date not to avail themselves of any exemption from registration under the Securities Act in connection with any sale, transfer or assignment of the Consideration Shares, the Warrants or the Warrant Shares.  Thereafter Subscribers may only sell, transfer or assign Common Stock in an aggregate amount not to exceed (i) 1,050,000 shares of Common Stock beginning on the first anniversary of the Closing Date; (ii) 2,050,000 shares of Common Stock beginning on the second anniversary of the Closing Date; and (iii) 3,050,000 shares of Common Stock beginning on the third anniversary of the Closing Date; provided, further, that Subscribers shall not sell, transfer or assign more than an aggregate amount of 500,000 shares of Common Stock during any calendar quarter.  All sales, transfers and assignments of Common Stock shall be made in accordance with the Company's then current Insider Trading Policy and applicable trading windows as if such Subscriber were a Company employee.  The provisions of Sections 4(a) and 4(b) hereof, together with the rights and obligations of the Subscribers under the Warrants, shall be binding upon any transferees of the Consideration Shares, the Warrants and the Warrant Shares pursuant to any sale, transfer, assignment or pledge hereunder not previously registered under the Securities Act or sold in accordance with this Section 4(a).

b) Restrictive Legend.

The Subscribers acknowledge and agree that, until such time as the Consideration Shares, the Warrants and the Warrant Shares shall have been registered under the Securities Act or sold in accordance with Section 4(a), the Consideration Shares, the Warrants and the Warrant Shares shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.  FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN THE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY, MEDIA PRO MANAGEMENT S.A. AND MEDIA PRO B.V. DATED AS OF DECEMBER 9, 2009.  ANY TRANSFER OR PLEDGE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENES SUCH RESTRICTIONS SHALL BE NULL AND VOID.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Consideration Share or any Warrant Share upon which it is stamped, and a warrant without such legend to the holder of any Warrant upon which it is stamped, if such Consideration Share, Warrant or Warrant Share is registered for sale under an effective registration statement filed under the Securities Act or if such Consideration Share, Warrant or Warrant Share is proposed to be sold pursuant to an exemption from registration as provided in this Agreement and the Company receives an opinion of counsel with respect to compliance with such exemption.  The Subscribers agree to sell all Consideration Shares, Warrants and all Warrant Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

c) Eligibility to Use Form S-3.

The Company currently meets, and will take commercially reasonable steps to continue to meet, the “registrant eligibility” requirements set forth in the general instructions to Form S-3 applicable to both “primary” and “resale” registrations on Form S-3.

d) Listing.

The Company shall, to the extent required by the NASDAQ Global Select Market, promptly secure the listing of the Consideration Shares and the Warrant Shares upon the NASDAQ Global Select Market, and each other national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance).

5. CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE THE CONSIDERATION SHARES AND THE WARRANT

The Subscribers understand that the Company’s obligation to issue the Consideration Shares and the Warrants to the Subscribers pursuant to this Agreement is conditioned upon the satisfaction by Subscribers or the waiver by the Company of each of the following conditions:

(i) The accuracy of the representations and warranties of the Subscribers contained in this Agreement, the Warrants and the Framework Agreement and the performance by the Subscribers of all covenants and agreements of the Subscribers contained in this Agreement, the Warrants and the Framework Agreement required to be performed on or before the Closing Date.

(ii) The absence or inapplicability of any and all laws, rules or regulations prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

(iii) The Subscribers shall have executed each of this Agreement, the Warrants and the Framework Agreement and any and all ancillary documents thereto and delivered the same to the Company.

(iv) The Company shall have received from the Subscribers such other certificates and documents as it or its representatives, if applicable, shall reasonably request, and all proceedings taken by the Subscribers in connection with this Agreement, the Warrants and the Framework Agreement and all documents and papers relating thereto shall be reasonably satisfactory to the Company.

(v) All conditions to the closing of the Framework Agreement shall have been satisfied and the Subscribers shall have obtained in writing or made all consents, waivers, approvals, orders, permits, licenses and authorizations of, any registrations, declarations, notices to and filings and applications with, any governmental authority or any other person or entity (including, without limitation, securityholders and creditors of the Subscribers) required to be obtained or made in order to enable the Subscribers to observe and comply with all their obligations under the Framework Agreement, this Agreement and the Warrants and to consummate the transactions contemplated hereby.

6. INDEMNIFICATION

a) Indemnification of Subscribers by the Company.

The Company hereby agrees to indemnify and hold harmless the Subscribers, their affiliates and their respective officers, directors, partners and members (collectively, the “Subscribers’ Indemnitees”), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, “Losses”), and agrees to reimburse the Subscribers’ Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), to the extent arising out of or in connection with any misrepresentation, omission of fact or breach of any of the Company's representations, warranties or covenants contained in this Agreement and any failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement.

b) Indemnification of the Company by Subscribers.

The Subscribers hereby, jointly and severally, agree to indemnify and hold harmless the Company, its affiliates and their respective officers, directors, partners and members (collectively, the “Company Indemnitees”), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), to the extent arising out of or in connection with any misrepresentation, omission of fact or breach of any of the Subscribers’ representations, warranties or covenants contained in this Agreement and any failure by the Subscribers to perform any of their covenants, agreements, undertakings or obligations set forth in this Agreement.

c) Third Party Claims.

Promptly after receipt by either party hereto seeking indemnification pursuant to this Section 6 (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party shall notify the party against whom indemnification pursuant to this Section 6 is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual, or, as reasonably determined by legal counsel to the Indemnified Party, potentially, differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld) settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

d) Damages.

Notwithstanding any other provision of this Agreement, the liability for indemnification of any Indemnifying Party under this Agreement shall not include consequential, indirect, punitive or exemplary damages.

7. EXPENSES

Each of the parties hereto agree that they shall each be responsible for and pay their own expenses and fees, including all legal, accounting and other professional fees, associated with the transactions contemplated by Consideration Shares and the Warrants. Notwithstanding, all stamp, documentary or similar taxes or fees imposed by taxing authority in respect of the issuance of the Consideration Shares or the Warrants shall be borne entirely by Subscribers.

8. SURVIVAL

The representations and warranties of the Company and the Subscribers shall survive the Closing until twelve (12) months following the Closing Date.

9. AMENDMENTS AND WAIVERS.

This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the Parties.

10. NOTICES.

Except as otherwise provided in this Agreement, all notices, requests and other communications to any Person provided for hereunder shall be in writing and shall be given to such Person (a) in the case of the Company, c/o CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom, facsimile: +44 0207 127 5801 to the attention of its General Counsel, or at such other address or facsimile number, or to the attention of such other officer, as the Company shall have furnished to each holder of Consideration Shares and, if applicable, Warrant Shares, at the time outstanding; (b) in the case of Media Pro Management, 109 Pache Protopopescu Boulevard, 6th floor, sector 2, Bucharest, Romania, facsimile: +40 31 825 6510 to the attention of Liviu Gheorghe and Seastrom Liliana, or at such other address or facsimile number; and (c) in the case of MP BV, 140 Teleport Boulevard, 1043EJ, 1000 CV, Amsterdam, the Netherlands, facsimile: +31 20 644 7011 to the attention of Frederike Sips-Brons.  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the addresses listed in this Section, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

11. ASSIGNMENT.

Except as expressly provided herein, none of the rights of the Parties under this Agreement may be assigned or transferred without the prior written consent of the other Parties.

12. NO THIRD PARTY BENEFICIARIES.

This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and, with respect to Section 6, the other Persons referred to as indemnified parties therein.

13. DESCRIPTIVE HEADINGS.

The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

14. APPLICABLE LAW.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

15. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

16. ENTIRE AGREEMENT.

This Agreement and the Warrant contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective affiliates, representatives and agents in respect of such subject matter.

17. SUBMISSION TO JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 10.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  Media Pro Management and MP BV hereby irrevocably appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011  ("Process Agent") as their agent to receive on their behalf service of copies of summons, complaints and any other process which may be served in all such actions and proceedings.  Such service may be made by delivering a copy of such process to Media Pro Management of MP BV in care of the Process Agent at the Process Agent's address, and each Media Pro Management and MP BV hereby irrevocably authorizes and directs the Process Agent to accept such service on behalf of Media Pro Management and MP BV.

18. SEVERABILITY.

Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

19. SPECIFIC PERFORMANCE.

The Parties agree that irreparable damage would occur in the event that any of the provisions this Agreement were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such Parties are entitled.

20. DURATION OF AGREEMENT.

This Agreement shall terminate and become void and of no further force and effect upon the earlier to occur of (i) the mutual agreement of the Parties and (ii) the date on which the Subscribers and transferees of the Subscribers cease to own any Consideration Shares, the Warrant or any Warrant Shares; provided that Sections 4 and 6 through 20 shall survive any termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the undersigned.

COMPANY:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Charles Frank
Name:	Charles Frank
Title:	Chief Financial Officer

SUBSCRIBERS:

MEDIA PRO MANAGEMENT S.A.

By:	/s/ Gheorghe Liviu
Name:	Gheorgie Liviu
Title:	Managing Director

MEDIA PRO B.V.

By:	/s/ Liliana Seastrom
Name:	Liliana Seastrom
Title: